EXHIBIT 99.1

Westmoreland Reports
Second Quarter 2009 Results

Colorado Springs, Colorado — August 10, 2009 — Westmoreland Coal Company (NYSE Amex:WLB) reported today its second quarter 2009 financial results.
Net loss applicable to common shareholders was $7.9 million ($0.81 per basic and diluted common share) for the quarter ended June 30, 2009, compared to a net loss of $18.3 million ($1.92 per basic and diluted share) for the quarter ended June 30, 2008.
Revenues for the 2009 quarter were down 8% from 2008, primarily due to a 19% reduction in coal tonnage partially offset by a 12% increase in power revenues. The reduction in coal tonnage was largely driven by two unexpected customer outages, both of which followed planned maintenance shutdowns. One of these outages ended in July, and the Company resumed its coal deliveries. The remaining outage, at one of the Company’s largest customers, is expected to continue into the fourth quarter of 2009.
Net results for the 2009 quarter were favorably impacted by recognition of $6.8 million of Indian Coal Tax Credit transaction income, a $2.4 million increase in power segment operating income, and a $0.8 million gain on the settlement of a small portion of the Company’s heritage medical liabilities. The 2009 quarter also benefitted from reductions in corporate and stock compensation expenses. Offsetting these favorable items were the aforementioned customer outages, which resulted in a $7.8 million decrease in coal operating income.
Results for the 2008 quarter were unfavorably impacted by a $3.8 million loss on the extinguishment of debt and $0.4 million of interest expense attributable to the conversion feature on the Company’s convertible debt.
The Company’s lending arrangements contain, among other conditions, events of default and various affirmative and negative covenants. At June 30, 2009, the Company’s WML operations were in default with a leverage ratio covenant in its debt agreement as a result of the customer outages described above. The Company is currently in discussions with its WML lenders regarding resolution and expects the process of obtaining a waiver to take 60 to 90 days. In addition, WML’s default could potentially trigger future cross defaults under the Company’s other debt agreements. As a result of the non-compliance, the lenders could require additional fees, the accelerated payment of a portion or the entire debt, or an increase in interest rates. Under these circumstances, the Company has classified a total of $139.2 million of outstanding debt formerly classified as noncurrent as current liabilities in its Consolidated Balance Sheet.

“I am pleased that the company was able to closely manage controllable expenses during the quarter. A strong performance by our power operations and the initial benefits from both our Indian Coal Tax Credit transactions and heritage cost containment efforts were offset by the effects of the unexpected and uncontrollable maintenance shutdowns of two of our large customers,” said Keith E. Alessi, Westmoreland’s President and CEO. “To further control expenses and reduce volatility in our business model, we announced a freeze in our pension plans for unrepresented employees effective July 1, 2009. We are replacing our pension plans with an enhanced 401(k) retirement plan that will be funded with company stock. We felt that recent declines and fluctuations in equity markets have made it impractical for us to continue to sponsor defined benefit plans. The Company needs the certainty that a defined contribution plan provides. Furthermore, the Company is taking steps to eliminate its postretirement benefits for non-represented employees and retirees as of September 1, 2009. This is an expensive benefit that the Company cannot afford, especially when there are numerous, affordable options available to retirees.”
“We expect to continue to be negatively impacted by one of the customer shutdowns through November. In addition, we anticipate that the weakness in the general economy and in the current energy markets will further reduce our coal tonnage in the third and fourth quarters of 2009 versus the prior year. We will continue to focus on managing our controllable expenses while working to improve our liquidity position, and will work with our lenders to obtain a waiver of our loan covenant breach. We will also continue to pursue reduction of our high postretirement benefit costs.”
Coal Operations
The following table shows comparative coal revenues, operating income (loss) and production, and percentage changes between periods:

	Three Months Ended June 30,
			Increase / (Decrease)
	2009	2008	$	%
	(In thousands)
Revenues	$81,229	$92,471	$(11,242)	(12.2)%
Operating income (loss)	(569)	446	(1,015)	(227.6)%
Tons sold — millions of equivalent tons	5.1	6.3	(1.2)	(19.0)%
Second quarter 2009 coal revenues decreased to $81.2 million, compared with $92.5 million in the second quarter of 2008. This decrease occurred primarily from a decrease of 1.2 million tons sold as a result of unscheduled customer outages occurring after planned outages affecting both Westmoreland’s Rosebud and Beulah Mine during second quarter 2009. The Beulah Mine customer ended its unscheduled outage and resumed coal deliveries in July. However, deliveries to the Rosebud Mine’s customer are anticipated to be significantly reduced through the fourth quarter of 2009 when operations are projected to resume. Additionally, due to unfavorable current economic and energy market conditions, the remaining 2009 deliveries from the Company’s Absaloka and Jewett Mines are also projected to decrease.
Coal segment operating loss was $0.6 million in the second quarter of 2009, compared to operating income of $0.4 million in the second quarter of 2008. Of this decrease, approximately $7.8 million was due to reduced tonnages sold as a result of the customer outages at the Rosebud and Beulah Mines. This decrease was partially offset with approximately $6.8 million of income recognized from the Company’s Indian Coal Production Tax Credit monetization transaction.

Power Operations
The following table shows comparative power revenues, operating income and production and percentage changes between periods:

	Three Months Ended June 30,
			Increase / (Decrease)
	2009	2008	$	%
	(In thousands)
Revenues	$23,551	$20,952	$2,599	12.4%
Operating income	5,190	2,781	2,409	86.6%
Megawatts hours — thousands	421	375	46	12.3%
Second quarter 2009 power segment revenues increased to $23.6 million compared to $21.0 million in the second quarter 2008. This increase occurred primarily from increased megawatt hours sold as a result of planned and unplanned outages occurring in the second quarter of 2008.
Power segment operating income increased to $5.2 million in the second quarter of 2009 compared to $2.8 million in the second quarter of 2008. This increase was primarily from the increased megawatt hours sold during second quarter 2009.
Heritage Costs
Second quarter 2009 heritage operating expenses were $8.3 million compared to $8.8 million in the second quarter 2008. During second quarter 2009, as a result of efforts to reduce its heritage costs, the Company settled a claim related to its heritage retiree medical liabilities and recognized a gain of $0.8 million. Excluding that gain, heritage segment operating expenses increased by $0.3 million. This increase was primarily driven by costs related to containment efforts and unfavorable valuation changes in the Company’s Black Lung benefit’s trust assets and liabilities, which were partially offset with favorable health care benefit experience. Westmoreland continues to explore and pursue efforts towards the reduction of its heritage health benefit costs.
Corporate
Corporate segment operating expenses totaled $2.6 million in the second quarter of 2009 compared to $3.4 million in the second quarter of 2008. This decrease related to cost control efforts and reductions in stock compensation expenses.
Other Income (Expense)
Second quarter 2009 other expense decreased to $4.4 million compared with $8.8 million of expense in the second quarter of 2008. Excluding a $0.2 million impact of the fair value adjustment on derivative and related amortization of debt discount, $0.4 million of interest on the beneficial conversion feature associated with the convertible debt issued in 2008 and the $3.8 million loss in 2008 on the extinguishment of the Company’s WML debt, other expense remained virtually unchanged.
Cash Flow from Operations
Cash provided by operating activities decreased $2.8 million in the six months ended June 30, 2009, compared to the six months ended June 30, 2008. This decrease was primarily the result of a decrease in tons sold during the first six months of 2009 due to customer shutdowns. Also driving the 2009 decrease in cash flows was an increase in cash usage for inventory purchases as the Company’s ROVA operations built its coal inventory back up to normal operating levels.

Liquidity
As a result of the customer outages and unfavorable current economic and energy market conditions, the Company projects it will only be able to meet its projected cash requirements through December 2009. The Company is pursuing the following alternatives to remedy its liquidity issues and to continue to improve its overall cash flows:
•	The Company is currently in discussions with its lenders about amending covenants, increasing its revolving lines of credit, term debt, and the amount of operating subsidiary dividends available to the Parent;

•	The Company is evaluating its mining operation’s significant upcoming capital investments for deferral;

•	The Company is looking at the potential sale of one or more of its assets. There can be no assurance that any sale could be completed on a timely basis or on terms acceptable to the Company;

•	The Company is pursuing alternatives to meet future reclamation bond requirements with reduced amounts of cash collateral as it enters new mining areas;

•	The Company is attempting to improve its liquidity by improving the operating performance of its mines. The Company believes that improvements in productivity and a continued focus on cost control at its mining operations during 2009 and 2010 should improve its liquidity;

•	The Company froze its pension plan on July 1, 2009, and made stock contributions in the second quarter, both of which will reduce immediate cash expenditures; and

•	The Company continues to explore ways to eliminate portions of, as well as reduce its heritage health benefit costs.
There can be no assurance that the Company will be successful in completing any of the contemplated transactions on terms acceptable to it, or at all, or that the other actions the Company contemplates will be successful in improving its cash flows or its liquidity.
Safety
Westmoreland made significant improvement during the second quarter of 2009 with its safety performance. Specifically, the Company’s operations achieved reportable and lost time incident rates of 0.94 and 0.57 for the second quarter of 2009, compared to rates of 2.43 and 1.50, respectively, for the second quarter of 2008. Westmoreland’s strong safety performance during the second quarter of 2009 also exceeded the national averages for both reportable and lost time incident rates, which were 2.08 and 1.41 for the most recent periods available.
For 2009, Westmoreland’s reportable and lost time incident rates have improved by 61% and 62%, respectively, over its 2008 performance.
Additional Information
Investors should refer to the attached Consolidated Statements of Operations and Summary Financial Information, and the Company’s Form 10-Q for the period ended June 30, 2009, for additional information.
Westmoreland Coal Company is the oldest independent coal company in the United States. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information visit www.westmoreland.com.

Forward-Looking Statements
Throughout this press release, we make statements, including estimates, projections, statements relating to the Company’s business plans, objectives and expected operating results that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section entitled Risk Factors (refer to Part I, Item 1A in the 2008 Form 10-K and 2009 second quarter Form 10-Q). Specific factors that could cause actual results to differ materially from such forward-looking statements include, among others, the following:
•	worldwide economic conditions;

•	our ability to produce coal at existing and planned future operations;

•	changes in postretirement medical benefit and pension obligations;

•	availability and costs of credit, surety bonds and letters of credit;

•	inability to expand coal operations due to limitations in obtaining bonding capacity to back new mining permits;

•	our ability to maintain compliance with debt covenant requirements or obtain waivers from our lenders in cases of non-compliance;

•	the ability of our subsidiaries to pay dividends to the Parent due to restrictions in our debt arrangements;

•	our ability to negotiate profitable coal contracts, price reopeners and extensions;

•	our ability to maintain satisfactory labor relations;

•	financial stability of our customers, and their ability to continue to comply with their contractual commitments in a timely manner;

•	disruptions in delivery or changes in pricing from third party vendors of goods and services which are necessary for our operations, such as fuel, steel products, explosives and tires;

•	impact of weather on demand, production and transportation;

•	the performance of our Roanoke Valley power plants and the structure of its contracts with its lenders and Dominion Virginia Power;

•	coal’s market share of electricity generation;

•	the effect of prolonged maintenance or unplanned outages at our major power generating customers;

•	our ability to successfully negotiate a waiver and amendments with our WML lenders due to the breach of the leverage ratio covenant;

•	our ability to successfully increase our revolving lines of credit to cover anticipated cash shortfalls in the fourth quarter of 2009;

•	future legislation and changes in regulations, governmental policies and taxes, including those aimed at reducing emissions of elements such as mercury, sulfur dioxides, nitrogen oxides, particular matter or greenhouse gases; and

•	our ability to raise additional capital, our access to financing and our ability to sell assets as discussed under Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.
As a result of the foregoing and other factors, no assurance can be given as to the future results and achievement of goals. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
# # #
Contact: Kevin Paprzycki (719) 442-2600

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(In thousands, except per share data)
Revenues:
Coal	$81,229	$92,471	$181,182	$200,813
Energy	23,551	20,835	45,395	44,001
Independent power projects — equity in earnings	—	117	—	202

	104,780	113,423	226,577	245,016

Cost, expenses and other:
Cost of sales — coal	74,882	79,598	157,316	167,104
Cost of sales — energy	14,823	14,586	30,116	28,739
Depreciation, depletion and amortization	10,296	9,663	21,028	19,910
Selling and administrative	10,864	10,981	21,606	20,797
Restructuring charges	—	—	—	628
Heritage health benefit expenses	7,025	8,243	14,008	15,208
Gain on sales of assets	(64)	(621)	(46)	(622)
Other operating income	(6,797)	—	(6,797)	—

	111,029	122,450	237,231	251,764

Operating loss	(6,249)	(9,027)	(10,654)	(6,748)

Other income (expense):
Interest expense	(5,681)	(5,670)	(11,516)	(11,556)
Interest expense attributable to beneficial conversion feature	—	(377)	—	(8,108)
Interest income	790	941	1,677	2,553
Other income	477	135	4,084	216
Loss on extinguishment of debt	—	(3,834)	—	(5,178)

	(4,414)	(8,805)	(5,755)	(22,073)

Loss before income taxes	(10,663)	(17,832)	(16,409)	(28,821)
Income tax expense (benefit) from operations	(115)	109	(11)	243

Net loss	(10,548)	(17,941)	(16,398)	(29,064)
Less net loss attributable to noncontrolling interest	(3,030)	—	(3,030)	—

Net loss attributable to controlling interest	(7,518)	(17,941)	(13,368)	(29,064)
Less preferred stock dividend requirements	340	340	680	680

Net loss applicable to common shareholders	$(7,858)	$(18,281)	$(14,048)	$(29,744)

Net loss per share applicable to common shareholders:
Basic and diluted	$(0.81)	$(1.92)	$(1.46)	$(3.14)
Weighted average number of common shares outstanding:
Basic and diluted	9,689	9,498	9,649	9,471

Westmoreland Coal Company and Subsidiaries
Summary Financial Information

	Six Months Ended June 30,
	2009	2008
	(In thousands)
Cash Flow (Unaudited)
Net cash provided by operating activities	$18,391	$21,210
Net cash provided by (used in) investing activities	(19,107)	25,856
Net cash used in financing activities	(17,157)	2,229

	June 30,	December 31,
	2009	2008
	(In thousands)
Balance Sheet Data (Unaudited)
Total assets	$793,363	$812,967
Total debt	$255,063	$269,153
Working capital deficit	$(174,993)	$(24,152)
Total deficit	$(224,777)	$(217,598)
Common shares outstanding	10,201	9,690